EXHIBIT 99

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS FIRST QUARTER NET INCOME FOR 2007

CHICAGO, April 30, 2007 - MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today first quarter results for 2007. The Company had net income of $18.1 million for the first quarter of 2007 compared to $17.1 million for the first quarter of 2006 and $18.1 million for the fourth quarter of 2006, an increase of 5.7% compared to the first quarter of 2006 and essentially unchanged from the fourth quarter of 2006. Fully diluted earnings per share for the first quarter of 2007 was $0.49 per share as compared to $0.60 per share in the first quarter of 2006 and $0.49 per share in the fourth quarter of 2006.

See “Selected Financial Ratios” section below for additional statistical data regarding the Company’s 2007 first quarter performance.

Highlights for the quarter were as follows:

-	Annualized commercial related loan growth was approximately 10%. Furthermore our loan pipeline seems strong going into the second quarter.

-
Core funding remained constant during the quarter based on period end balances, while wholesale deposits (consisting of brokered and public deposits) declined by $99 million. We typically see a decrease in core funding in the first quarter, driven by declines in non-interest bearing deposit balances. While we did experience a seasonal decline in commercial non-interest bearing balances, this was offset by growth in money market and NOW accounts.

-
Our net interest margin at 3.35%, expressed on a fully tax equivalent basis, declined by 2 basis points compared to the fourth quarter of 2006. The margin was within the expected range for the first quarter that we communicated in our 2006 fourth quarter earnings release.

-
As discussed in last quarter’s earnings release, we successfully converted Oak Brook Bank (OBB) to MB Financial Bank’s computer systems and merged OBB into MB Financial Bank in early November 2006. This occurred approximately four months earlier than initially communicated when the FOBB acquisition was announced and allowed us to accelerate some cost savings into 2006. During the first quarter of 2007, substantially all remaining integration activities were completed. Expense savings related to the FOBB merger are on target with our previously announced target of $12.6 million and are likely to be exceeded.

RESULTS OF OPERATIONS

First Quarter Results

Net income was $18.1 million for the first quarter of 2007, compared to $17.1 million for the first quarter of 2006 and $18.1 million for the fourth quarter of 2006. The results for the first quarter of 2007 generated an annualized return on average assets of 0.93% and an annualized return on average equity of 8.63%, compared to 1.21% and 13.61%, for the same period in 2006 and 0.91% and 8.53% for the fourth quarter in 2006.

Net interest income was $55.3 million for the three months ended March 31, 2007, an increase of $9.7 million, or 21.4% from $45.5 million for the comparable period in 2006. Net interest income grew primarily due to a $1.7 billion, or 32.9% increase in average interest earning assets funded by a $1.5 billion, or 33.5%, increase in average interest bearing liabilities. This was partially offset by approximately 30 basis points of margin compression. The increase in average interest earning assets and the increase in average interest bearing liabilities was primarily due to the acquisition of FOBB and organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.35% for the first quarter of 2007 and 3.65% for the first quarter of 2006. The decline in the net interest margin was primarily due to the merger with FOBB, the inverted yield curve, continued tight credit spreads on loans, and fierce competition for deposits.

Net interest income decreased $1.9 million from the fourth quarter of 2006 to the first quarter of 2007. The decrease was primarily a result of having two fewer days during the first quarter of 2007 compared to the fourth quarter of 2006 and a slightly lower net interest margin.

Provision for loan losses was at $4.0 million in the first quarter of 2007 as compared to $1.1 million in first quarter of 2006 and $3.5 million in the fourth quarter in 2006. Net charge-offs were $4.0 million in the quarter ended March 31, 2007 compared to $1.0 million in the quarter ended March 31, 2006 and $3.0 million in the fourth quarter in 2006. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income increased $6.1 million, or 35.4% to $23.3 million for the quarter ended March 31, 2007 from $17.2 million for the first quarter of 2006. Merchant card processing income increased by $3.2 million due to the acquisition of FOBB and an increase in transactions processed during the quarter ended March 31, 2007 compared to the same period in 2006. Trust and asset management fees increased $1.8 million primarily due to a $909 thousand gain realized on the sale of our land trust operations in the first quarter of 2007 and the acquisition of FOBB. Net lease financing increased $752 thousand primarily due to higher residual realizations during the first quarter of 2007 compared to the first quarter of 2006. Deposit service fees increased $582 thousand, primarily due to the acquisition of FOBB. These increases were partially offset by a decrease in net gain on sale of assets of $1.1 million primarily due to the sale of excess real estate in the first quarter of 2006.

Other income increased $1.6 million from the fourth quarter of 2006 to the first quarter of 2007. The increase was primarily due to increases in trust and asset management fees, merchant card processing income, and brokerage fee income of $864 thousand, $444 thousand, and $387 thousand, respectively. The increase in trust and asset management fees was primarily due to a $909 thousand gain realized on the sale of our small land trust business. The increase in merchant card processing income was primarily due to an increase in transactions processed during the quarter ended March 31, 2007 compared to the quarter ended December 31, 2006. The increase in brokerage fee income was primarily due to increased investment representative production in during the first quarter of 2007 compared to the fourth quarter of 2006.

Other expense increased by $12.1 million, or 32.8% to $48.9 million for the quarter ended March 31, 2007 from $36.9 million for the quarter ended March 31, 2006. Salaries and employee benefits expense increased $5.9 million primarily due to the acquisition of FOBB. Merchant card processing expense increased by $2.6 million due to the acquisition of FOBB and an increase in transactions processed during the quarter ended March 31, 2007 compared to the same period in 2006. Occupancy and equipment expense increased $1.5 million, primarily due to the acquisition of FOBB and organic growth. Other operating expenses and other intangible amortization expense increased $690 thousand and $641 thousand, respectively. These increases were primarily due to the acquisition of FOBB.

Other expense decreased $555 thousand from the fourth quarter of 2006 to the first quarter of 2007. Salaries and employee benefits decreased by $2.0 million, primarily due to cost savings realized from the acquisition of FOBB and partially due to having two fewer days during the first quarter of 2007 compared to the fourth quarter of 2006. The decrease in salaries and employee benefits was partially offset by increases in occupancy and equipment expense, advertising and marketing expense, merchant card processing expense, and brokerage fee expense of $499 thousand, $358 thousand, $225 thousand, and $184 thousand, respectively. Occupancy and equipment expense increased primarily due to increases in utility rates and cyclical snow removal costs incurred in the first quarter. Advertising and marketing expenses in the fourth quarter were lower than normal due to significantly less advertising done in the last two months of the year, when rates are significantly higher. Merchant card processing expense and brokerage fee expense are highly correlated to merchant card processing income and brokerage fees and the increases are due to significantly higher revenues in the first quarter.

Income tax expense for the three months ended March 31, 2007 decreased $142 thousand to $7.5 million compared to $7.7 million for the same period in 2006. The effective tax rate was 29.4% and 30.9% for the quarter ended March 31, 2007 and 2006, respectively. The decrease in the effective tax rate was primarily due to a larger percentage of income before taxes being comprised of tax exempt income during the first quarter of 2007 compared to the first quarter of 2006.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended March 31,						Three Months Ended December 31,
	2007			2006			2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$ 5 ,254,537	$ 98,747	7.62%	$ 3,795,671	$ 68,681	7.34%	$ 5,157,141	$ 99,298	7.64%
Loans exempt from federal income taxes (3)	15,168	336	8.86	2,881	46	6.39	9,038	184	7.97
Taxable investment securities	1,250,647	15,301	4.89	1,107,836	12,284	4.44	1,373,295	16,714	4.87
Investment securities exempt from federal income taxes (3)	376,763	5,319	5.65	292,631	4,091	5.59	357,427	5,155	5.64
Federal funds sold	19,884	259	5.21	1,971	22	4.46	39,817	530	5.21
Other interest bearing deposits	11,464	107	3.79	13,262	121	3.70	11,559	118	4.05
Total interest earning assets	6,928,463	120,069	7.03	5,214,252	85,245	6.63	6,948,277	121,999	6.97
Non-interest earning assets	951,298			550,260			954,809
Total assets	$ 7,879,761			$ 5,764,512			$ 7,903,086

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$ 1 ,155,670	$ 8 ,169	2.87%	$ 711,464	$ 3,125	1.78%	$ 1 ,134,827	$ 7,864	2.75%
Savings deposits	470,822	888	0.76	470,984	868	0.75	492,031	989	0.80
Time deposits	3,245,139	38,856	4.86	2,384,224	23,288	3.96	3,391,286	40,851	4.78
Short-term borrowings	766,495	8,827	4.67	741,923	7,701	4.21	606,520	6,845	4.48
Long-term borrowings and junior subordinated notes	407,246	6,073	5.96	218,317	3,273	6.00	440,378	6,403	5.69
Total interest bearing liabilities	6,045,372	62,813	4.21	4,526,912	38,255	3.43	$6,065,042	62,952	4.12
Non-interest bearing deposits	909,451			664,311			923,136
Other non-interest bearing liabilities	73,153			62,391			73,555
Stockholders’ equity	851,785			510,898			841,353
Total liabilities and stockholders’ equity	$ 7,879,761			$ 5,764,512			$ 7,903,086
Net interest income/interest rate spread (4)		$ 57,256	2.82%		$ 46,990	3.20%		$ 59,047	2.85%
Taxable equivalent adjustment		1,979			1,448			1,869
Net interest income, as reported		$ 55,277			$ 45,542			$ 57,178
Net interest margin (5)			3.24%			3.54%			3.26%
Tax equivalent effect			0.11%			0.11%			0.11%
Net interest margin on a fully tax equivalent basis (5)			3.35%			3.65%			3.37%
(1)	Non-accrual loans are included in average loans.
(2)
Interest income includes amortization of deferred loan origination fees of $1.7 million, $1.7 million and $2.1 million for the three months ended March 31, 2007 and 2006, and December 31, 2006, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $10.3 million, or 21.8% to $57.3 million for the three months ended March 31, 2007 from $47.0 million for the three months ended March 31, 2006. Tax-equivalent interest income increased by $34.8 million, due to a $1.7 billion, or 32.9% increase in average interest earning assets and an increase in overall short-term interest rates. The yield on average interest earning assets increased 40 basis points to 7.03%. The increase in average interest earning assets was primarily due to the acquisition of FOBB. Interest expense increased by $24.6 million due to a $1.5 billion or 33.5%, increase in average interest bearing liabilities. The increase in average interest bearing liabilities was primarily due to the acquisition of FOBB. The Company issued $30 million in trust preferred securities to fund part of the cash portion of the FOBB merger consideration and also issued $10 million in subordinated debt in the third quarter of 2006. The Company also assumed $23 million of trust preferred securities originally issued by FOBB. The rate on average interest bearing liabilities increased 78 basis points to 4.21% due to the increase in overall short-term interest rates and the acquisition of FOBB.

Net interest income on a tax equivalent basis decreased $1.8 million from the fourth quarter of 2006 to the first quarter of 2007. The decrease was primarily a result of having two fewer days during the first quarter of 2007 compared to the fourth quarter of 2006 and a slightly lower net interest margin.

The net interest margin expressed on a fully tax equivalent basis for the first quarter of 2007 decreased by 30 basis points from 3.65% in the first quarter of 2006 due to the acquisition of FOBB, the inverted yield curve, continued tight credit spreads on loans and fierce competition for deposits.

The net interest margin expressed on a fully tax equivalent basis declined 2 basis points from the fourth quarter of 2006 to the first quarter of 2007. The margin was within the range that we expected for the 2007 first quarter and that we communicated in our 2006 fourth quarter earnings release. Assuming no significant changes in interest rates, we estimate that our net interest margin on a fully tax equivalent basis will range from 3.30% to 3.38% in the second quarter of 2007.

BALANCE SHEET

Total assets decreased $90.5 million or 1.1% from $8.0 billion at December 31, 2006 to $7.9 billion at March 31, 2007. Net loans increased by $88.5 million, or 6.9% on an annualized basis, to $5.3 billion at March 31, 2007 from $5.2 billion at December 31, 2006. In aggregate, commercial related credits grew by $96.2 million, or 9.5% on a combined annualized basis. See “Loan Portfolio” section below for further analysis. Investment securities available for sale decreased by $159.1 million, or 9.3%, to $1.6 billion at March 31, 2007 from $1.7 billion at December 31, 2006.

Total liabilities decreased by $100.3 million, or 1.4% to $7.0 billion at March 31, 2007 from $7.1 billion at December 31, 2006. Total deposits decreased by $73.5 million or 1.2% to $5.8 billion at March 31, 2007 from $5.9 billion at December 31, 2006, primarily due to a decline in brokerage deposit accounts of $143.9 million, partially offset by an increase in public funds deposits of $46.1 million. In aggregate, the balance of our core funding sources, which consists of non-interest bearing deposits, money market and NOW accounts, savings accounts, non-broker certificates of deposit, and customer repurchase agreements, was $5.5 billion at both March 31, 2007 and December 31, 2006. See “Funding Mix” section below for further analysis. Long-term borrowings decreased $71.1 million. This decrease was primarily due to a $71.3 million decrease in Federal Home Loan Bank advances as a result of long-term advances being reclassified to short-term advances during the first quarter of 2007. Short-term borrowings increased by $48.2 million due to an increase in Federal Home Loan Bank advances of $215.9 million partially offset by decreases in Federal funds purchased and company repurchase agreements of $105.3 million and $36.9 million, respectively.

The Company has $61.7 million of junior subordinated notes issued to capital trusts with a fixed coupon rate of 8.6% outstanding that become callable in September 2007. Given the current interest rates available on this type of debt, the Company anticipates calling these notes. Based on the number of fully diluted shares outstanding as of March 31, 2007, if the Company were to call these notes in the third quarter of 2007, the Company estimates that it would incur approximately $0.03 to $0.04 per diluted share of additional interest expense to be recognized in the third quarter of 2007.

Total stockholders’ equity increased $9.8 million, or 1.2% to $856.7 million at March 31, 2007 compared to $847.0 million at December 31, 2006. The increase was primarily due to an $11.5 million increase in retained earnings and a $3.9 million increase in accumulated other comprehensive income. The increase in retained earnings was due to net income of $18.1 million partially offset by $6.6 million, or $0.18 per share, in cash dividends. The increase in accumulated other comprehensive income was due to an unrealized change in market value on investment securities available for sale. Treasury stock increased by $5.3 million resulting from the repurchase of outstanding shares, partially offset by shares reissued due to the exercise of stock options during the first quarter of 2007.

At March 31, 2007, the Company’s total risk-based capital ratio was 11.89%; Tier 1 capital to risk-weighted assets ratio was 10.58% and Tier 1 capital to average asset ratio was 8.50%. MB Financial Bank, N.A. and Union Bank, N.A. were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at March 31, 2007.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):
	March 31,		December 31,		March 31,
	2007		2006		2006
	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial related credits:
Commercial loans	$ 1,169,840	22%	$ 1,082,032	20%	$ 887,305	23%
Commercial loans collateralized by assignment of lease payments	463,224	9%	456,079	9%	333,931	9%
Commercial real estate	1,699,705	32%	1,690,148	32%	1,420,837	37%
Construction real estate	859,815	16%	868,105	17%	603,178	15%
Total commercial related credits	4,192,584	79%	4,096,364	78%	3,245,251	84%
Other loans:
Residential real estate	594,575	11%	606,992	12%	384,593	10%
Indirect vehicle	120,342	2%	110,574	2%	-	- %
Consumer loans	437,055	8%	442,151	8%	254,831	6%
Gross loans (1)	5,344,556	100%	5,256,081	100%	3,884,675	100%
Allowance for loan losses	(61,571)		(61,617)		(45,086)
Net loans	$ 5,282,985		$ 5,194,464		$ 3,839,589

(1)	Gross loan balances at March 31, 2007, December 31, 2006, and March 31, 2006 are net of unearned income, including net deferred loan fees of $3.0 million, $3.3 million, and $3.3 million, respectively.

Commercial related credits increased by $96.2 million, or 9.5% on an annualized basis, to $4.2 billion at March 31, 2007 from $4.1 billion at December 31, 2006. The increase in commercial related credits from December 31, 2006 to March 31, 2007 was primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development. Loan balances in all categories increased from March 31, 2006 to March 31, 2007 due to the acquisition of FOBB and organic growth.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):
	March 31, 2007	December 31, 2006	March 31, 2006
Non-performing loans:
Non-accrual loans (1)	$ 25,283	$ 23,521	$ 20,694
Loans 90 days or more past due, still accruing interest	-	304	1
Total non-performing loans	25,283	23,825	20,695
Other real estate owned	319	2,844	98
Repossessed vehicles	61	192	-
Total non-performing assets	$ 25,663	$ 26,861	$ 20,793
Total non-performing loans to total loans	0.47%	0.45%	0.53%
Allowance for loan losses to non-performing loans	243.53%	258.62%	217.86%
Total non-performing assets to total assets	0.33%	0.34%	0.36%

(1)	There were no restructured loans at March 31, 2007, December 31, 2006 and March 31, 2006.

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):

	Three Months Ended
	March 31,
	2007	2006

Balance at beginning of period	$ 61,617	$ 44,979
Additions from acquisition
Provision for loan losses	4,000	1,100
Charge-offs	(4,359)	(1,425)
Recoveries	313	432
Balance at March 31,	$ 61,571	$ 45,086
Total loans at March 31,	$ 5,344,556	$ 3,884,675
Total average loans at March 31,	$ 5,269,705	$ 3,798,552
Ratio of allowance for loan losses to total loans	1.15%	1.16%
Net loan charge-offs to average loans (annualized)	0.31%	0.11%

Net charge-offs increased $3.1 million to $4.0 million in the quarter ended March 31, 2007 as compared to $993 thousand in the quarter ended March 31, 2006. A substantial portion of the Company’s $4.4 million charge-off activity in the first quarter of 2007 was due to the charge-off of one commercial loan.

Provision for loan losses increased by $2.9 million to $4.0 million in the three months ended March 31, 2007 from $1.1 million in the same period of 2006 based on the results of our quarterly analyses of the loan portfolio.

Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

We define potential problem loans as loans rated substandard or doubtful which are included on the watch list presented to our bank subsidiaries’ boards of directors that do not meet the definition of a non-performing loan (See “Asset Quality” section above for non-performing loans), but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with present loan repayment terms. Our decision to include performing loans in potential problem loans does not necessarily mean that we expect losses to occur, but that we recognize potential problem loans carry a higher probability of default. The aggregate principal amounts of potential problem loans were $37.2 million, or 0.70% of total loans as of March 31, 2007, and approximately $28.0 million, or 0.53% of total loans as of December 31, 2006. The increase in potential problem loans was primarily due to the addition of one commercial real estate loan during the first quarter of 2007.

The following is a summary of charge-offs and non-performing loans for the prior seventeen quarters (in thousands):

	Net Charge-Offs	Annualized Net Charge-Offs to Average Loans	End of Period Non-Performing Loans	Non-Performing Loans to Total Loans	Potential Problem Loans to Total Loans	Total Non-Performing Loans and Potential Problem Loans to Total Loans

2003 - 1st Qtr	$ 1,216	0.18%	$ 22,434	0.81%	1.50%	2.31%
2003 - 2nd Qtr	2,924	0.42%	$ 21,573	0.79%	1.12%	1.91%
2003 - 3rd Qtr	4,491	0.64%	$ 25,609	0.92%	1.01%	1.93%
2003 - 4th Qtr	1,478	0.21%	$ 21,112	0.75%	0.88%	1.63%
2003 - Full Year	$ 10,109	0.37%

2004 - 1st Qtr	$ 1,274	0.18%	$ 26,309	0.92%	1.40%	2.32%
2004 - 2nd Qtr	1,914	0.26%	$ 28,877	0.90%	1.35%	2.25%
2004 - 3rd Qtr	1,594	0.20%	$ 26,324	0.83%	1.48%	2.31%
2004 - 4th Qtr	2,376	0.29%	$ 23,684	0.71%	1.32%	2.03%
2004 - Full Year	$ 7,158	0.23%

2005 - 1st Qtr	$ 2,846	0.34%	$ 26,100	0.76%	0.88%	1.64%
2005 - 2nd Qtr	2,030	0.23%	$ 23,950	0.66%	0.61%	1.27%
2005 - 3rd Qtr	1,761	0.19%	$ 19,267	0.52%	0.74%	1.26%
2005 - 4th Qtr	1,300	0.14%	$ 21,162	0.56%	0.67%	1.23%
2005 - Full Year	$ 7,937	0.22%

2006 - 1st Qtr	$ 994	0.11%	$ 20,695	0.53%	0.71%	1.24%
2006 - 2nd Qtr	870	0.09%	$ 16,920	0.42%	0.88%	1.30%
2006 - 3rd Qtr	5,013	0.43%	$ 20,875	0.40%	0.47%	0.87%
2006 - 4th Qtr	3,011	0.23%	$ 23,825	0.45%	0.53%	0.98%
2006 - YTD	9,888	0.23%

2007 - 1st Qtr	$ 4,046	0.31%	$ 25,283	0.47%	0.70%	1.17%

FUNDING MIX

The following table sets forth the composition of our core funding and wholesale deposit resources as of the dates indicated (dollars in thousands):

	March 31,		December 31,		March 31,
	2007		2006		2006
		% of Total		% of Total		% of Total
	Amount		Amount		Amount
Core funding:
Non-interest bearing deposits	$ 906,746	15%	$ 976,194	16%	$ 663,042	14%
Money market and NOW accounts	1,250,106	20%	1,125,850	18%	700,483	15%
Savings accounts	459,425	7%	485,400	8%	464,991	10%
Certificates of deposit	2,498,168	40%	2,502,722	40%	1,612,315	35%
Customer repurchase agreements	344,691	6%	370,207	5%	213,858	5%
Total core funding	$ 5,459,136	88%	$ 5,460,373	87%	$ 3,654,689	79%

Wholesale deposits:
Public funds deposits	285,621	5%	239,492	4%	148,315	3%
Brokered deposit accounts	425,683	7%	569,574	9%	809,465	18%
Total funding	$ 6,170,440	100%	$ 6,269,439	100%	$ 4,612,469	100%

In aggregate, our core funding remained consistent from December 31, 2006 to March 31, 2007. We typically experience a cyclical increase in non-interest bearing deposits during the month of December and a cyclical decrease in non-interest bearing deposits during the first quarter. The average balance on non-interest bearing deposits during the first quarter of 2007 was $909 million compared to the average balance on non-interest bearing deposits during the fourth quarter of 2006 of $923 million.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "should," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities, including the acquisition of FOBB, might not be realized within the expected time frames; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (6) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (7) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (8) our ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in the Chicago metropolitan area in particular; (11) the costs, effects and outcomes of litigation; (12) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; (14) our future acquisitions of other depository institutions or lines of business; (15) our deposit growth and deposit mix resulting from our new deposit gathering strategy may be less favorable than expected; and (16) the impact of the guidance recently prepared by the Office of the Comptroller of the Currency regarding concentrations in real estate lending.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

  MB FINANCIAL, INC. & SUBSIDIARIES
  CONSOLIDATED BALANCE SHEETS
  March 31, 2007, December 31, 2006 and March 31, 2006
  (Amounts in thousands, except common share data)
  (Unaudited)

	March 31,	December 31,	March 31,
	2007	2006	2006

ASSETS
Cash and due from banks	$ 101,996	$ 150,935	$ 88,067
Interest bearing deposits with banks	11,787	9,113	11,245
Federal funds sold	45,010	2	1,532
Investment securities available for sale	1,554,245	1,713,325	1,382,370
Loans held for sale	-	-	601
Loans (net of allowance for loan losses of $61,571 at March 31, 2007,
$61,617 at December 31, 2006 and $45,086 at March 31, 2006)	5,282,985	5,194,464	3,839,589
Lease investments, net	71,308	80,258	65,152
Premises and equipment, net	199,522	197,619	147,507
Cash surrender value of life insurance	122,174	120,893	91,152
Goodwill, net	379,047	379,047	125,010
Other intangibles, net	27,975	28,856	12,354
Other assets	91,738	103,786	92,351

Total assets	$ 7,887,787	$ 7,978,298	$ 5,856,930

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$ 906,746	$ 976,194	$ 663,042
Interest bearing	4,919,003	4,923,038	3,735,569
Total deposits	5,825,749	5,899,232	4,398,611
Short-term borrowings	764,622	716,471	638,758
Long-term borrowings	187,311	258,439	117,214
Junior subordinated notes issued to capital trusts	179,096	179,162	123,526
Accrued expenses and other liabilities	74,307	78,042	76,875
Total liabilities	7,031,085	7,131,346	5,354,984

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
37,342,031 , 37,332,328 and 28,913,152 shares at March 31, 2007,
December 31, 2006 and March 31, 2006, respectively)	373	373	289
Additional paid-in capital	439,164	439,502	142,388
Retained earnings	448,855	437,353	403,301
Accumulated other comprehensive income	(3,690)	(7,602)	(14,847)
Less: 818,372 , 666,120 and 825,636 shares of treasury stock, at cost, at March 31,
2007, December 31, 2006, and March 31, 2006, respectively	(28,000)	(22,674)	(29,185)
Total stockholders' equity	856,702	846,952	501,946

Total liabilities and stockholders' equity	$ 7,887,787	$ 7,978,298	$ 5,856,930

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except common share data)
(Unaudited)
	Three Months Ended
	March 31,	December, 31	March 31,
	2007	2006	2006
Interest income:
Loans	$ 98,965	$ 99,417	$ 68,711
Investment securities available for sale:
Taxable	15,301	16,714	12,284
Nontaxable	3,458	3,351	2,659
Federal funds sold	259	530	22
Other interest bearing accounts	107	118	121
Total interest income	118,090	120,130	83,797

Interest expense:
Deposits	47,913	49,704	27,281
Short-term borrowings	8,827	6,845	7,701
Long-term borrowings and junior subordinated notes	6,073	6,403	3,273
Total interest expense	62,813	62,952	38,255
Net interest income	55,277	57,178	45,542

Provision for loan losses	4,000	3,500	1,100

Net interest income after provision for loan losses	51,277	53,678	44,442

Other income:
Loan service fees	1,547	1,288	1,752
Deposit service fees	5,355	5,427	4,773
Lease financing, net	3,996	3,895	3,244
Brokerage fees	2,452	2,065	2,306
Trust and asset management fees	3,190	2,326	1,405
Net (loss) gain on sale of investment securities available for sale	(40)	82	(381)
Increase in cash surrender value of life insurance	1,281	1,236	958
Net gain on sale of other assets	22	55	1,097
Merchant card processing	3,878	3,434	724
Other operating income	1,625	1,915	1,341
	23,306	21,723	17,219
Other expense:
Salaries and employee benefits	26,202	28,169	20,300
Occupancy and equipment expense	7,476	6,977	5,943
Computer services expense	1,992	1,925	1,605
Advertising and marketing expense	1,484	1,126	1,230
Professional and legal expense	579	454	558
Brokerage fee expense	1,271	1,087	1,193
Telecommunication expense	718	717	736
Other intangibles amortization expense	881	972	240
Merchant card processing	3,270	3,045	676
Other operating expenses	5,059	5,015	4,369
	48,932	49,487	36,850

Income before income taxes	25,651	25,914	24,811

Income taxes	7,530	7,826	7,672
Net Income	$ 18,121	$ 18,088	$ 17,139

Common share data:
Basic earnings per common share	$ 0.49	$ 0.49	$ 0.61
Diluted earnings per common share	$ 0.49	$ 0.49	$ 0.60
Weighted average common shares outstanding	36,630,323	36,583,607	28,288,782
Diluted weighted average common shares outstanding	37,180,928	37,156,887	28,797,627

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)
	Three months ended,
	March 31, 2007	December 31, 2006	March 31, 2006

Performance Ratios:

Annualized return on average assets	0.93%	0.91%	1.21%

Annualized return on average equity	8.63	8.53	13.61

Annualized cash return on average tangible equity (1)	16.69	16.79	18.57

Net interest rate spread	2.82	2.85	3.20

Efficiency ratio (2)	60.71	61.33	57.05

Net interest margin - fully tax equivalent basis (3)	3.35	3.37	3.65

Net interest margin	3.24	3.26	3.54

Asset Quality Ratios:

Non-performing loans to total loans	0.47%	0.45%	0.53%

Non-performing assets to total assets	0.33	0.34	0.36

Allowance for loan losses to total loans	1.15	1.17	1.16

Allowance for loan losses to
non-performing loans	243.53	258.62	217.86

Net loan charge-offs to average loans (annualized)	0.31	0.23	0.11

Capital Ratios:

Tangible equity to assets (4)	6.13%	5.93%	6.45%
Equity to total assets	10.86	10.62	8.57
Book value per share (5)	$ 23.46	23.10	$ 17.87
Less: goodwill and other intangible assets, net of tax benefit, per common share	10.88	10.85	4.74
Tangible book value per share (6)	$ 12.58	12.25	$ 13.13

Total capital (to risk-weighted assets)	11.89%	11.80%	12.35%
Tier 1 capital (to risk-weighted assets)	10.58	10.49	11.20
Tier 1 capital (to average assets)	8.50	8.39	8.92

(1)
Net cash flow available to stockholders (net income plus other intangibles amortization expense, net of tax benefit) / Average tangible equity (average equity less average goodwill and average other intangibles, net of tax benefit)

(2)	Equals total other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(3)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of average interest earning assets.
(4)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(5)	Equals total ending stockholders’ equity divided by common shares outstanding.
(6)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding

NON-GAAP FINANCIAL INFORMATION

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures include net income and fully diluted earnings per share excluding certain items, net interest income on a fully tax equivalent basis, net interest margin on a fully tax equivalent basis, tangible equity to assets ratio, tangible book value per share and annualized cash return on average tangible equity. Our management uses these non-GAAP measures in its analysis of our performance. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income and net interest margin on a fully tax equivalent basis, and accordingly believes that providing these measures may be useful for peer comparison purposes. The other measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity. Management believes the presentation of these other financial measures excluding the impact of such items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management’s success in utilizing our tangible capital. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents a reconciliation of tangible equity to stockholders’ equity (in thousands):

	March 31, 2007	December 31, 2006	March 31, 2006

Stockholders’ equity - as reported	$ 856,702	$ 846,952	$ 501,946
Less: goodwill	379,047	379,047	125,010
Less: other intangible assets, net of tax benefit	18,184	18,756	8,030
Tangible equity	$ 459,471	$ 449,149	$ 368,906

The following table presents a reconciliation of average tangible equity to average stockholders’ equity (in thousands):

	March 31, 2007	December 31, 2006	March 31, 2006

Average Stockholders’ equity - as reported	$ 851,785	$ 841,353	$ 510,898
Less: average goodwill	379,047	379,957	125,010
Less: average other intangible assets, net of tax benefit	18,396	19,113	8,105
Average Tangible equity	$ 454,342	$ 442,283	$ 377,783

The following table presents a reconciliation of net cash flow available to stockholders to net income (in thousands):

	March 31, 2007	December 31, 2006	March 31, 2006

Net income - as reported	$ 18,121	$ 18,088	$ 17,139
Add: other intangible amortization expense, net of tax benefit	573	632	156
Net cash flow available to stockholders	$ 18,694	$ 18,720	$ 17,295

Reconciliations of net interest income on a fully tax equivalent basis to net interest income and net interest margin on a fully tax equivalent basis to net interest margin are contained in the tables under “Net Interest Margin.” A reconciliation of tangible book value per share to book value per share is contained in the “Selected Financial Ratios” table.